Exhibit 23.4
Consent of Independent Valuation Advisor
We hereby consent to (1) the reference to our name (including under the heading “Experts”) and the description of our role under the headings “Net Asset Value Calculation and Valuation Guidelines-Our Independent Valuation Advisor” and “Net Asset Value Calculation and Valuation Guidelines-Valuation of Properties” in the Registration Statement on Form S-11 (Commission File No. 333-208751) of RREEF Property Trust, Inc. (the “Company”), and the prospectus included therein (the “Prospectus”); (2) the disclosure on page 1 of Supplement No. 7 to the Prospectus to be filed on the date hereof that the amounts presented under “Valuation of Properties” represent the estimated market values of the Company’s real property interests in its office, retail, industrial and multifamily properties as of the date presented; and (3) the reference to our name under the heading “Experts” on page 1 of Supplement No. 7 to the Prospectus to be filed on the date hereof.

/s/ Altus Group U.S. Inc.
Altus Group U.S. Inc.
New York, New York

August 15, 2017